Nathan's Famous Systems, Inc.
                              1400 Old Country Road
                            Westbury, New York 11590


December 13, 1996

Mr. Peter Shea
President
SMG, Inc.
2890 Chancellor Drive, Suite 210
Crestview Hills, Kentucky 41017


   Re:  Amendment to License Agreement


Dear Mr. Shea:

   This letter agreement is to confirm the understandings reached over the past two weeks between SMG, Inc. ("SMG") and Nathan's Famous Systems, Inc. ("NFSI") regarding certain modifications to the license agreement dated February 28, 1994 between SMG and NFSI, as amended on or about April 26, 1995 (the "Amendment"; together, the "License Agreement"). Except as otherwise indicated, capitalized terms used in this letter agreement shall have the meaning set forth under the License Agreement.

   The parties hereto agree as follows:

1. Recomputed Minimum Royalties. SMG agrees that it shall pay Minimum Royalties to NFSI using the Recomputed Minimum Royalty formula set out in
   Section 2.7(b) of the License Agreement, starting at the earlier of:

   a. the first full month after there has been a Change of Control (as defined in Section 2.7(b) of the License Agreement); or

   b. The payment due in April 1997 for the month ended March 31, 1997, whether or not there has been Change of Control.

2. Percentage Royalties. Effective January 1, 1997, Section 2.7(a) of the License Agreement (which was previously amended by paragraph 5 of the Amendment) shall be amended as follows:

   a. The provision to such Section 2.7(a) which currently reads "provided, however, that the Percentage Royalty on corned beef shall be 2% flat." shall be amended in its entirety to read as follows: "provided, however, that the Percentage Royalty on corned beef shall be three percent (3%) flat."

   b. The provision in such Section 2.7(a) which currently reads "In addition, the Percentage Royalty on Deli Products and hamburgers shall be two percent (2%) flat." shall be amended in its entirety to read as follows:
        "In addition, the Percentage Royalty on Deli Products shall be four percent (4%) flat and the Percentage Royalty on hamburgers shall be two percent (2%) flat."

   c. The following shall be added to such Section 2.7(a) as new Section 2.7(a)(iii):

        (iii) Notwithstanding anything to the contrary herein, with respect to bulk natural casing and skinless frankfurters constituting Deli Products which are sold to supermarket chain listed on Exhibit A hereto (a "Designated Supermarket Chain"), the
                 Percentage Royalty shall be ten percent (10%); provided, however, that:

                 (1) For purposes of determining the Percentage Royalty under this Section 2.7(a)(iii), such Percentage Royalty shall be paid on the amount of Net Sales of bulk natural casing and skinless frankfurters sold to Designated Supermarket Chains.

                 (2) NFSI shall have the right to introduce SMG to the Designated Supermarket Chain business, but SMG shall retain all control over all sales, manufacturing, shipping, invoicing, marketing, advertising and promotion with respect to such Designated Supermarket Chains (subject to the parties respective rights and obligations pursuant to
                            Section 2.4(g) of the License Agreement).

                 (3) All sales pursuant to this Section 2.7(a)(iii) must be made directly to Designated Supermarket Chain(s) (or through a wholesaler, distributor or the like for shipment only to said Designated Supermarket Chain(s)), and only frankfurters manufactured by SMG may be sold to Designated Supermarket Chains by NFSI.

                 (4) To the extent NFSI engages any brokers to assist in soliciting Designated Supermarket Chain business, such brokers must be approved by SMG (such approval not to be unreasonably withheld) and the cost and expense of any such broker shall be for the sole account of NFSI. In addition to the brokers' costs and expenses, if any, NFSI shall be solely responsible for all costs and expenses relating to its own acts and inactions, and SMG shall be solely responsible for all costs and expenses relating to its own acts and inactions.

                 (5) Unless SMG otherwise agrees (in its sole discretion), all sales to Designated Supermarket Chains shall be in accordance with SMG's pricing schedules and be subject to SMG's approved promotional programs (which, in turn, shall be subject to the parties respective rights and obligations pursuant to Section 2.4(g) of the License Agreement). Any term or provision hereof to the contrary notwithstanding, if NFSI engages a broker to assist in soliciting the business of a Designated Supermarket Chain, NFSI shall use best commercial efforts to secure said broker's agreement to have sole responsibility for taking orders from such Designated Supermarket Chain for sales pursuant to this Section 2.7(a)(iii).

                 (6) As to any supermarket chain set forth on Exhibit A hereto (as such Exhibit may be amended or modified from time to time by mutual agreement or pursuant to
                            Section 2.7(a)(iii)(6) below), such supermarket chain shall automatically cease to be a Designated Supermarket Chain if SMG has not sold any natural casing or skinless frankfurters to such Designated Supermarket Chain within the immediately preceding six (6) month period. Notwithstanding anything to the contrary herein, if there have been no sales of natural casing or skinless frankfurters to any Designated Supermarket Chain within any continuous one (1) year period, then the provisions of this
                            Section 2.7(a)(iii) shall automatically terminate and shall be of no further force or effect.

                 (7) In addition to the two initial Designated Supermarkets, upon the reasonable written request of NFSI, additional supermarket chains located in the New York metropolitan area which are not then customers of SMG for Deli Product frankfurters may be added to Exhibit A (and thereby become Designated Supermarket Chains), provided that SMG, in its sole discretion, approves such addition to Exhibit A (which approval shall not be unreasonably withheld).

3. Marketing, Advertising, and Promotion. Each year, SMG shall submit to NFSI a proposed advertising and promotional plan (the "Plan") for the next calendar year's sales of Nathan's Products. With respect to the Plan:

   a. The Plan shall outline the markets in which SMG proposes to sell Nathan's Products in that year as well as the projected date of entry into new markets, planned advertising and other promotional activity, and projected volume for each market. The parties hereto recognize and acknowledge that successful entry into new markets will be subject to a variety of factors, some of which will be out of SMG's control. There can be no assurance of successful or sustained entry into a new market.

   b. The Plan shall be subject to the parties respective rights and obligations pursuant to Section 2.4(g) of the License Agreement, to the extent such provision applies to the Plan.

   c. Senior executives of SMG and NFSI shall meet to discuss the Plan on or before the date on which it is due to be submitted to NFSI. Senior executives of SMG and NFSI shall meet monthly to review SMG's performance and progress in implementing the Plan.

   d. For calendar year 1997, the Plan shall be submitted to NFSI on or before February 20, 1997, and SMG shall submit the Plan for each subsequent calendar year to NFSI on or before February 20th of such calendar year (e.g., by February 20, 1998 for calendar year 1998).

4. The Applicable Margin. Effective January 1, 1997, the Applicable Margin set forth in paragraph 3 of Schedule C to the License Agreement shall be amended as follows:

   a. The Applicable Margin for bulk frankfurters, shipped to Restaurants (as defined in Section 1.12 of the License Agreement), shall be reduced by ten cents ($.10) per pound for skinless frankfurters and by four cents ($.04) per pound for natural casing frankfurters, to:


                              Applicable Margin for
                  Bulk Nathan's Products Shipped to Restaurants
                  ----------------------------------------------

             Description                   Applicable Margin (per/lb.)

             skinless frankfurters;
             all markets                   Seventy cents ($0.70)

             natural casing frankfurters;
             all markets                   One dollar and twenty-five cents
                                           ($1.25)

5. Branded Product Program. Notwithstanding anything to the contrary in this letter agreement or the License Agreement, the following terms and conditions shall apply to sales of bulk natural casing and skinless frankfurters sold under NFSI's branded product program:

   a. SMG will not sell Nathan's Products to branded product program customers without NFSI's prior written approval;

   b. NFSI shall purchase frankfurters from SMG for resale to branded product program customers.

        i. SMG shall sell frankfurters to NFSI for the branded product program in such amount as NFSI orders (subject paragraph 5(b)(iii) below).

        ii. SMG further agrees that to the extent it sells frankfurters to NFSI for resale to branded product program customers, SMG shall act as NFSI's shipping agent with respect to such sales.

        iii. SMG's obligations under paragraph 5(b)(i) above shall be limited as follows:

                 (1) SMG shall not be required to sell NFSI more than five million (5,000,000) pounds of frankfurters each year; and of such amount, SMG shall not be required to sell more than seven hundred and fifty thousand (750,000) pounds of natural casing frankfurters each such year; and

                 (2) SMG's obligations under paragraph 5(b)(i) shall only be in effect for a period of three (3) years from the date of this letter amendment.

   c. The Applicable Margin for NFSI's purchases of skinless frankfurters under the branded product program shall be reduced to the figures that follow (it being understood that the reduction in the Applicable Margin described in paragraph 4(a) above shall not apply to the branded product program):

                 Applicable Margin for Branded Products Program
              (all final prices shall be FOB plant of manufacture)


               Description                   Applicable Margin (per/lb.)

               skinless frankfurters; all    Forty-four cents
               markets                       ($0.44)

               natural casing frankfurters;  One dollar and seventeen cents
               all markets                   ($1.17)


   d. With respect to all sales under the branded product program, NFSI shall be solely responsible for all costs and expenses relating to its own acts and inactions (including without limitation, pricing discrepancies, errors in taking orders, and promotional costs) and SMG shall be solely responsible for all costs and expenses relating to its own acts and inactions (including without limitation, reclamations and spoils, and losses from shipments refused for quality reasons).

6. Changes to the Applicable Margin. With respect to frankfurters to be sold in the branded product programs the Applicable Margin shall not be changed before December 15, 1997. At that time, SMG may change the Applicable Margin by the same percentage amount as its overhead expenses (but not its raw material costs) have increased or decreased; provided, that any increases in the Applicable Margin shall not exceed the percentage change in the Index over the same period of time. Any changes to the Applicable Margin subsequent to such date shall not exceed the percentage change in the Index over the same period of time. For the purpose of this paragraph 6, the term "Index" shall mean the Consumer Price Index (1982-84=100; all items; Chicago-Gary-Lake County; CPI-U; all urban consumers) as published by the U.S. Bureau of Labor Statistics ("BLS"), or, if BLS no longer publishes the Index, the Consumer Price Index for the United States.

7. Procedure for Calculating Royalties. The procedure for calculating royalties shall be as set forth in the attached Exhibit B.

8. Miscellaneous.

   a. Except as specifically indicated above, this letter agreement shall neither amend nor modify any term or provision of the License Agreement.

   b. This letter agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior agreements between the parties relating to the subject matter hereof, and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

   c. This letter agreement may not be modified in any respect except by a duly executed instrument signed by the parties hereto.

   d. This letter agreement shall be interpreted and construed exclusively under the laws of the State of New York, which laws shall prevail in the event of any conflict of law (without regard to, and without giving effect to, the application of New York choice of law rules).

   e. This letter agreement may be executed in any number of counterparts (which may be exchanged by fax), each of which shall be deemed to constitute one and the same instrument.

   f. The headings used in this letter agreement are for the parties' convenience only, and neither amend nor modify the terms of this letter agreement.


   If you are in agreement with the terms and conditions set out above, kindly sign below to signify that fact, where indicated.

                                         Sincerely,

                                         Nathan's Famous Systems, Inc.


                                         By: Wayne Norbitz, President


Acknowledged and Agreed:

SMG, Inc.


By: Peter Shea, President


396292.8

                                    Exhibit A


                                  Supermarkets
                                  Para. 2(c)(1)


1. Waldbaum's
2. A&P (provided that A&P must purchase Deli Product frankfurters within six (6) months after SMG's initial shipment of Deli Product frankfurters to the Waldbaum's chain).

                                    Exhibit B


                                 Pricing Formula